Exhibit 99.1

LG&E and KU Energy LLC
Press Release	220 West Main Street Louisville, Kentucky 40202 www.lge-ku.com Contact: Media Line T 502-627-4999 F 502-627-3629
January 8, 2018

LG&E and KU Energy Chairman and CEO Victor A. Staffieri announces retirement
Current president and COO, Paul W. Thompson, to become chairman, CEO and president

(LOUISVILLE, Ky.) — Long-time leader of LG&E and KU Energy, Victor A. Staffieri, announced today that he plans to retire March 8 as chairman and CEO of the state’s largest utility. Paul Thompson, who was named president and chief operating officer in January 2017, will succeed Staffieri.

Staffieri, who has been in LG&E and KU’s top role since 2001, has been directly involved in the strategic transformation of the utilities and has been a strong community leader. He is known for his focus on safety, the development of employees, commitment to customer service and his dedicated community involvement.

He previously served as president and chief operating officer, chief financial officer and general counsel. He served as one of the principal negotiators in the mergers with KU in 1998 and Powergen in 2000, then he oversaw the company’s transactions with E.ON and PPL. Staffieri also guided the company through the largest construction program in its history. Over the last 17 years, LG&E and KU have tripled in size while investing more than $13 billion to provide safe, reliable service to its customers.

In addition to his duties in Kentucky, Staffieri served on the board of the British energy company, Powergen, the nine-member executive committee of E.ON in Dusseldorf, Germany, which was the largest investor-owned utility in the world, and is now part of the PPL senior leadership team. Prior to joining LG&E, Staffieri was general counsel of Long Island Lighting Company, a Fortune 500 company in New York.

"Vic has provided exceptional leadership of LG&E and KU and been a valued member of PPL’s senior leadership team," said PPL Chairman, President and CEO William H. Spence. "We want to take this opportunity to thank him for his contributions and wish him the best. We also are fortunate to have Paul Thompson, an experienced leader in the utility industry and in Kentucky, ready to step into this role and continue the solid leadership that Vic has established."

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Staffieri’s long history of community involvement includes serving as chairman of the Louisville Chamber of Commerce, chairman of the 2002 United Way Campaign, chairman of the Coordination Council for Economic Development Efforts, chairman of a state-wide task force on Postsecondary Education, and dinner chair for the National Conference, Junior Achievement and the Catholic Charities Foundation. He has also served on the boards of Fifth Third Bank in Louisville, Mid-America Bancorp, Edison Electric Institute, the Muhammad Ali Center, Leadership Louisville and Bellarmine University. In 2017, Junior Achievement inducted Staffieri into the Kentuckiana Business Hall of Fame for his support of the greater Louisville area. He has a Juris Doctor from Fordham University School of Law and an undergraduate degree from Yale University. He and his wife of 37 years, Kim, have four children.

Thompson, who joined LG&E in 1991, is currently responsible for the overall, day-to-day operations of the company. He began with LG&E in Business Development and held a number of leadership roles before becoming chief operating officer and then president. He has a bachelor’s degree in mechanical engineering from Massachusetts Institute of Technology and a master's degree in business administration in finance and accounting from the University of Chicago.

"Paul has been deeply involved with every aspect of LG&E and KU and I am confident that his understanding of our company and the industry will serve our customers and the utilities well," said Staffieri. "I wish him all the best."

Thompson is active in the community and was the 2017 Fund for the Arts campaign chair. He is a past chair of the Louisville Downtown Development Corporation and a past board member of Greater Louisville Inc. He is on the board of the Kentucky Chamber of Commerce where he is the 2019 chair-elect. He is also the past chair of the Louisville Free Public Library Foundation Board and currently serves as the Advocacy Committee chair. He also is a board member of Trees Louisville and a graduate of Leadership Louisville.

Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve nearly 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 324,000 natural gas and 407,000 electric customers in Louisville and 16 surrounding counties. KU serves 549,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.

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